Exhibit 10.31
SEVERANCE AND GENERAL RELEASE AGREEMENT

This Severance and General Release Agreement (“Release”), dated as of November 1, 2011, confirms the following understandings and agreements between Eric Evans, an individual (“Executive”), and Patheon Pharmaceuticals Services Inc. (the “Corporation”).
WHEREAS, on July 23, 2008, Executive entered into an Employment Agreement (the “Agreement”) with the Corporation. A copy of the Agreement is attached hereto as Exhibit A and incorporated herein by reference.

WHEREAS, on November 1, 2011 (the “Separation Date”), Executive's employment with the Corporation will terminate and the Corporation has agreed, subject to the terms and conditions of this Release, to make those payments described herein. The Separation Date will also serve as Executive's COBRA qualifying event.

WHEREAS, the Executive has agreed to execute a general release in a form provided by the Corporation in order to receive certain payments described in paragraph 5.1(b),(d), and (e) of the Agreement.

In consideration of the promises set forth in the Agreement, including without limitation the payments described in Section 5.1(b) and (d) thereof, Executive agrees as follows:

1.	Payments to Executive.

(a)    The Corporation shall pay the Executive $537,950, which is an amount equal to those amounts set forth in paragraphs 5.1(b) and (d) of the Agreement, subject to the terms and conditions of this Release. This payment will be made in a lump sum, less applicable taxes and withholdings in accordance with Executive's last allowances, as soon as administratively feasible following the execution of this Release and after the revocation period described in paragraph 5 of this Release expires and Executive has not revoked the Release. The Corporation will issue the Executive an IRS Form W-2 for this payment.

(b)    Executive is responsible for all tax obligations that may arise because of the payments described above. Executive will indemnify and hold the Corporation harmless from and against any and all loss, damage or expenses (including reasonable attorney's fees) in the event any taxing authority asserts a claim against the Corporation as a result of making these payments.

(c)    The Corporation has no prior legal obligation to provide Executive with the payment described above. Executive acknowledges the receipt and sufficiency of good and valuable consideration in exchange for the promises he makes in this Release.

(d)    Nothing in this paragraph affects Executive's right to receive the payments described in paragraph 5.1(a) and (c) of the Agreement.

2.	Release by Executive.

(a)    For and in consideration of the Corporation entering the Agreement, including without limitation the payments described in paragraphs 1(a) above (the “Consideration”), which is being provided in exchange for your execution of this Release and would not be provided absent your execution of this Release, Executive, for himself and his heirs, executors, administrators, assigns, successors and agents (collectively, the “Executive's Affiliates”) hereby fully and without limitation releases and forever discharges the Corporation and all other members of the Patheon Group and each of their respective agents, representatives, shareholders, owners, officers, directors, employees, consultants, attorneys, auditors, accountants, investigators, affiliates, successors and assigns (collectively, the “Patheon Releasees”), both individually and collectively, from any and all waivable rights, claims, demands, liabilities, actions, causes of action, damages, losses, costs, expenses and compensation, of whatever nature whatsoever, known or unknown, fixed or contingent, which Executive or any of Executive's Affiliates has or may have or may claim to have against any of the Patheon Releasees by reason of any matter, cause, or thing whatsoever, from the beginning of time to the date Executive signs this Release (“Claims”), arising out of, based upon, or relating to his employment or the termination of his employment with the Corporation and/or his service as an officer of any of the Patheon Releasees, and/or his service as an independent contractor under the terms of the Agreement, and/or any agreement or compensation arrangement between Executive and any of the Patheon Releasees, to the maximum extent permitted by law.

(b)    The Claims released by Executive include, but are not limited to, any Claims arising out of or based on: Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family Medical Leave Act, Sections 1981 through 1988 of Title 42 of the United States Code, the Employee Retirement Income Security Act of 1974 (“ERISA”) (except for any vested benefits under any tax qualified benefit plan), the Immigration Reform and Control Act, the Worker Adjustment and Retraining Notification Act, the Occupational Safety and Health Act, the Fair Credit Reporting Act, and the Sarbanes-Oxley Act of 2002 (in each case as the same may be amended from time to time); fraud, misrepresentation, negligence, defamation, infliction of emotional distress or other tort, common law, breach of contract (whether express or implied, written or oral) or covenant, violation of public policy or wrongful termination; state or federal wage and hour laws; or any other state or federal law, rule, or regulation dealing with the employment relationship, except those claims which may not be released herein as a matter of law. The released Claims also include any Claims by Executive for compensation, wages, back pay, reinstatement or re-employment, assertions that Executive's termination was made for “Good Reason” as defined in the Agreement, bonuses, or benefits of any kind or any nature arising out of, based upon, or relating to his employment or the termination of his employment with the Corporation and/or his service as an officer of any of the Patheon Releasees, and/or any agreement or compensation arrangement between Executive and any of the Patheon Releasees.

(c)    Nothing contained in this Section 1 or any other provision of this Release shall release or waive any right that Executive has to (i) the payments described in paragraph 5.1(a) and (c) of the Agreement, (ii) any employee benefit Executive is entitled to receive from the Corporation pursuant to any Corporation employee benefit plan or program, including any health claim or (iii) indemnification and/or reimbursement of expenses by the Corporation with respect to which Executive may be eligible as provided by law, the Corporation's or any member of the Patheon Group's Certificates of Incorporation, Bylaws and any applicable directors and officers, errors & omissions, umbrella or general liability insurance policies, or any indemnification agreements, including the Employment Agreement. Further, nothing contained in this Release shall restrict or inhibit any communications by Executive with the Equal Employment Opportunity Commission (“EEOC”) or any other government or law enforcement agency.

3.    Waiver of Applicable Release Laws.
(a)    Executive understands and agrees that the release provided herein extends to all Claims released above whether known or unknown, suspected or unsuspected, which may be released as a matter of law. Executive expressly waives and relinquishes any and all rights he may have under state law that prohibits the general release of unknown claims.
(b)    It is the intention of each party through this Release to fully, finally and forever settle and release the Claims as set forth above. In furtherance of such intention, the release herein given shall be and remain in effect as a full and complete release of such matters notwithstanding the discovery of any additional Claims or facts relating thereto.
4.    No Filings. Executive represents that he has not filed any waivable lawsuits, claims, charges or complaints, which are pending as of the date hereof, against any of the Patheon Releasees with any local, state or federal agency or court from the beginning of time to the date of execution of this Release, and he agrees that he shall not accept any award, damages, recovery or settlement from any proceeding brought by him or on his behalf relating to his employment or the termination of his employment with the Corporation and/or his service as an officer of any of the Patheon Releasees or otherwise.
5.    Acknowledgments.

(a)As an accord and satisfaction, I acknowledge that I will have been paid for all time worked and all unused vacation.

(b)By signing this Release, Executive hereby expressly acknowledges, agrees and confirms that the Corporation advised Executive in this Release to consult with an attorney of his choosing and at his own cost to the extent that he deems necessary. Executive acknowledges that:

1.	The Corporation shared an initial draft of this Release with Executive on November 1, 2011;

2.	Executive has 21 calendar days, until 5:00 p.m. EST on November 22, 2011, to consider this Release before the Corporation's offer expires (unless revoked earlier);

3.	Executive took advantage of the time period to consider this Release;

4.	Executive has consulted with his attorney to the extent he believed necessary;

5.	This Release is the product of negotiations and any agreed-upon changes do not re-start the 21-day consideration period;

6.	Executive carefully read this Release and fully understands its terms;

7.	Executive is entering into it voluntarily; and

8.
Executive may revoke this Agreement within seven days after he signs it by providing written notice to Michael Lytton, Esq. at either Patheon Pharmaceuticals Services Inc., 4721 Emperor Blvd., Suite 200, Durham, NC 27703 or michael.lytton@patheon.com. This Release shall not become effective or enforceable until the seven-day revocation period has expired. If Executive revokes this Release, then he will not be entitled to the benefits of the payments offered by the Corporation in paragraph 5.1(b) and (d) of the Employment Agreement dated July 28, 2008.

6.    Executive's Confidentiality Undertaking. Executive has not and will not voluntarily disclose matters relating to the existence or the contents of this Release, including the amount of the monetary payment, to anyone other than (i) Executive's spouse; and (ii) Executive's attorneys, accountants, financial advisors or healthcare providers for professional counseling. Executive also will take reasonable precautions to ensure that each of these persons maintain the confidentiality of the matters relating to the existence, terms and conditions of this Release, including advising the person of the confidentiality provisions before Executive makes any permitted disclosure. This provision does not preclude either party from providing testimony if so mandated by court order or in an action to enforce this Release.
7.    Non-Disparagement. Executive will refrain from making statements, written or oral, that disparage either the goodwill or reputation of the Corporation; its products or services; or its present/former directors, officers and employees.
8.    Cooperation Clause. To facilitate the orderly conduct of the Patheon Group, Executive agrees to cooperate, at no charge, with the Corporation's reasonable requests for information or assistance related to (i) the time of his employment, (ii) any investigations (including internal investigations) and audits of any member of the Patheon Group's management's current and past conduct and business and accounting practices and (iii) any member of the Patheon Group's defense of, or other participation in, any administrative, judicial, or other proceeding arising from any charge, complaint or other action which has been or may be filed relating to the period during which Executive was employed by the Corporation. The Corporation will promptly reimburse Executive for his reasonable, customary and documented out-of-pocket business expenses in connection with the performance of his duties under this Paragraph 8.
9.    Non-Admission of Liability. The parties understand and agree that neither the furnishing of the Consideration nor the execution of this Release by the parties will constitute or be construed as an admission of any wrongdoing or liability whatsoever by any party.
10.    Severability. If any one or more of the provisions contained herein (or parts thereof), or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity and enforceability of any such provision in every other respect and of the remaining provisions hereof will not be in any way impaired or affected, it being intended that all of the rights and privileges shall be enforceable to the fullest extent permitted by law.
11.    Entire Agreement. This Release, together with the Agreement dated July 23, 2008, including the restrictive covenants contained in paragraph 6 of that Agreement, represents the sole and entire agreement among the parties and, except as expressly stated herein, supersedes all prior agreements, negotiations and discussions among the parties with respect to the subject matters contained herein. Executive hereby acknowledges and reaffirms the commitments he made in the restrictive covenants in paragraph 6 of the Agreement. In addition, The Confidentiality Undertaking, executed December 31, 2008, between Executive and the Corporation and attached to the Agreement as Schedule B shall apply mutatis mutandis. The recitals set forth above constitute an integral part of this Release and are incorporated herein by this reference with the same force and effect as if set forth herein as agreements of the parties.
12.    Waiver. No waiver by any party hereto at any time of any breach of, or compliance with, any condition or provision of this Release to be performed by any other party hereto may be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time.

13.    Counterparts. This Release may be executed in counterparts, each of which will be deemed to be an original as against any party that has signed it, but both of which together will constitute one and the same instrument.

14.    Miscellaneous Provisions.
(a)    The parties represent that they have read this Release and fully understand all of its terms; that they have conferred with their attorneys, or have knowingly and voluntarily chosen not to confer with their attorneys about this Release; that they have executed this Release without coercion or duress of any kind; and that they understand any rights that they have or may have, and they are signing this Release with full knowledge of any such rights.

(b)    Both parties have participated in the drafting of this Release with the assistance of counsel to the extent they desired. The language in all parts of this Release must be in all cases construed simply according to its fair meaning and not strictly for or against any party. Whenever the context requires, all words used in the singular must be construed to have been used in the plural, and vice versa, and each gender must include any other gender. The captions of the Sections of this Release are for convenience only and must not affect the construction or interpretation of any of the provision herein.

(c)    Each provision of this Release to be performed by a party hereto is both a covenant and condition, and is a material consideration for the other party's performance hereunder, and any breach thereof by the party will be a material default hereunder. All rights, remedies, undertakings, obligations, options, covenants, conditions and agreements contained in this Release are cumulative and no one of them is exclusive of any other. Time is of the essence in the performance of this Release.

(d)    Each party acknowledges that no representation, statement or promise made by any other party, or by the agent or attorney of any other party, except for those in this Release, has been relied on by him or it in entering into this Release.

(e)    Unless expressly set forth otherwise, all references herein to a “day” are deemed to be a reference to a calendar day. Unless expressly stated otherwise, cross-references herein refer to provisions within this Release and are not references to any other document.

(f)    Each party to this Release will cooperate fully in the execution of any and all other documents and in the completion of any additional actions that may be necessary or appropriate to give full force and effect to the terms and intent of this Release.

EACH OF THE PARTIES ACKNOWLEDGES THAT HE/IT HAS READ THIS RELEASE, UNDERSTANDS IT AND IS VOLUNTARILY ENTERING INTO IT, AND THAT IT INCLUDES A WAIVER OF THE RIGHT TO A TRIAL BY JURY, AND, WITH RESPECT TO EXECUTIVE, HE UNDERSTANDS THAT THIS RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS OTHER THAN AS PROVIDED FOR HEREIN. EXECUTIVE ACKNOWLEDGES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS RELEASE.

IN WITNESS WHEREOF, the parties have executed this Release as of the dates indicated below.
“Executive”

/s/ Eric Evans
Eric Evans
Date: 11-5-2011

“Corporation”
Patheon Pharmaceuticals Services Inc.

/s/ James C. Mullen
By: James Mullen
Title: Chief Executive Officer
Date: 11/1/2011

Exhibit A

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of the 23rd day of July, 2008 between Patheon Pharmaceutical Services Inc. (the “Corporation”) and Eric W. Evans, an Executive residing in the City of Princeton, in the State of New Jersey, (the “Executive”).
WHEREAS, the Corporation and the Executive wish to enter into this Agreement to set forth the rights and obligations of each of them with respect to the employment of the Executive.
WHEREAS, the Corporation agrees to employ the Executive on the terms and subject to the conditions set forth in this Agreement to render exclusive and full-time services to the Affiliated Group (as defined below).
NOW, THEREFORE, THIS AGREEMENT WITNESSES that in consideration of the premises and mutual covenants and agreements hereinafter contained and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties agree with each other as follows:
ARTICLE 1
INTERPRETATION

1.1
Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of New York. Each of the parties hereby irrevocably consents to the jurisdiction of the courts in the State of New York, with respect to any matters arising out of this Agreement.

1.2	Definitions. In this Agreement, including Schedule A and B hereto, unless the context otherwise requires, the following terms shall have the following meanings, respectively:

(a)	“Affiliated Group” means the Corporation and any entity controlled by, controlling, or under common control with the Corporation.

(b)	“Agreement” means this Employment Agreement as it may be amended or supplemented from time to time.

(c)	“Annual Base Salary” has the meaning given such term in Section 3.1.

(d)	“Board of Directors” means the Board of Directors of Patheon.

(e)
“Cause” means the determination, in good faith, by the Board of Directors, after notice to the Executive and, if curable, a reasonable opportunity to cure, that one or more of the following events has occurred: (i) the Executive has failed to perform his material duties, and such failure has not been cured after a period of 30 days notice from the Corporation; (ii) any reckless or grossly negligent act by the Executive having the effect of injuring the interests, business or reputation of any member of the Affiliated Group in any material respect; (iii) the Executive's commission of any felony (including entry of a nolo contendere plea); (iv) any misappropriation or embezzlement of the property of any member of the Affiliated Group; or (v) a breach of any material provision of this Agreement by the Executive.

(f)    “Change in Control” means any of the following events:

(i)
Any “Person” (within the meaning of section 13(d)(3) or 14(d)(2} of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than JLL Partners or its affiliates, becomes a Beneficial Owner (within the meaning of Exchange Act Rule 13d-3) of more than fifty percent (50%) of the voting power of the then outstanding voting securities of Patheon entitled to vote generally in the election of directors;

(ii)
There is consummated a merger or consolidation of Patheon or any direct or indirect subsidiary of Patheon with any other company, other than a merger or consolidation that would result in the voting securities of Patheon outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least fifty percent (50%) of the combined voting power of the securities of Patheon or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or

(iii)
The stockholders of Patheon approve a plan of complete liquidation or dissolution of the company or there is consummated an agreement for the sale or disposition by Patheon of all or substantially all of its assets.

(g)    “Code” means the Internal Revenue Code of 1986, as amended.
(h)    “Competitor” has the meaning given such term in Section 6.4.
(i)    “Date of Termination” has the meaning given such term in Section 4.5.
(j)    “Effective Date” has the meaning given such term in Section 2.1.

(k)
“Good Reason” means the occurrence of any of the following events without the consent of the Executive: (i) a material reduction by the Corporation of the Executive's duties or responsibilities or the assignment to the Executive of duties or responsibilities or the assignment to the Executive of duties materially inconsistent with such position; or (ii) a material breach by the Corporation of this Agreement. A termination of the Executive's employment by Executive shall not be deemed to be for Good Reason unless (i) the Executive gives notice to the Corporation of the existence of the event or condition constituting Good Reason within 30 days after such event or condition initially occurs or exists, (ii) the Corporation fails to cure such event or condition within 30 days after receiving such notice, and (iii) the Executive's “separation from service” within the meaning of Section 409A of the Code occurs not later than 90 days after such event or condition initially occurs or exists.
(l)    “Patheon” means Patheon Inc.
(m)    “Target Bonus” has the meaning given such term in Section 3.2.

ARTICLE 2
EFFECTIVE DATE; TERMS OF EMPLOYMENT

2.1    Term

The Corporation hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Corporation on the terms and subject to the conditions of this Agreement (including, without limitation, Article 6), commencing on May 27, 2008, (the “Effective Date”).
2.2    Position and Duties
The Executive shall serve as the Chief Financial Officer of Patheon, with such authority, duties and responsibilities as are commensurate with such position, reporting to the Chief Executive Officer. In addition, the Executive will be a member of the Patheon Executive Committee and become legal officer on all related US and Canadian subsidiaries.
The Executive shall also be responsible for the functions and responsibilities set out in the Position Description for the Chief Financial Officer, attached as Schedule A.
2.3    Time Commitments
During the Executive's employment, the Executive shall devote substantially all of his business time, energies and talents to serving as the Chief Financial Officer of Patheon, perform his duties conscientiously and faithfully subject to the reasonable and lawful directions of the Chief Executive Officer, and in accordance with each of the corporate governance and ethics guidelines, conflict of interests policies and code of conduct applicable to all employees or senior executives generally of the Affiliated Group. During the Executive's employment, it shall not be a violation of this Agreement for the Executive, subject to the requirements of Article 6, to (a) serve on corporate, civic or charitable boards or committees, (b) deliver lectures or fulfill speaking engagements and (c) manage personal investments, so long as such activities do not materially interfere with the performance of the Executive's duties or responsibilities under this Agreement

2.4	Location

(a)	Initially, it is understood that the Executive's principal office will be a home office located in the Executive's residence in the city of Princeton, New Jersey.

(b)
While the Executive's principal office is located in the Executive's residence, the Corporation shall reimburse the Executive for reasonable automobile expenses and travel expenses associated with him commuting from his personal residence in New Jersey to Patheon's current corporate headquarters during this period. Reimbursements under this section 2.4(b) shall be paid to the Executive in the calendar month after the month in which they are incurred, subject to such reasonable documentation requirements as may be requested from time to time by the Corporation.

(c)
When the new U.S. headquarters location in North Carolina is available for occupancy, the Corporation will require the Executive to be based within this facility. Under the terms of Patheon's Tier 1 relocation program, the Executive shall be reimbursed for all reasonable transaction costs and expenses (including any real estate brokerage fees, commissions and closing costs, but excluding any loss on the sale of the Executive's personal residence) and moving expenses incurred by the Executive, in connection with relocating the Executive's spouse, dependents and personal property and goods from the Executive's current residence. Reimbursements under this Section 2.4(c) shall be paid to the Executive in the calendar month after the month that they are incurred, subject to such reasonable documentation requirements as may be requested from time to time by the Corporation.

ARTICLE 3
COMPENSATION AND BENEFITS
3.1    Base Salary

The Corporation shall pay the Executive an annualized base salary '''Annual Base Salary”) at a rate of not less than $350,000 US, payable in regular installments in accordance with the Corporation's normal payroll practices. The Annual Base Salary shall be reviewed by the Chief Executive Officer, for increase only, at such time as the salaries of other senior executives of Patheon are reviewed generally. If so increased, the Annual Base Salary shall be increased for all purposes of this Agreement.
3.2    Executive Performance Bonus
For each fiscal year, the Executive shall be eligible to participate in an annual incentive plan under terms and conditions no less favorable than other senior executives of Patheon; provided that the Executive's “target” annual bonus opportunity shall not be less than 45% of his Annual Base Salary. The Executive's payment under the annual incentive plan shall be based on meeting predetermined personal objectives and Patheon's financial performance. Both the personal objectives and financial performance measures will be recommended by the Executive and subject to final approval by the Chief Executive Officer. For fiscal 2008, the performance bonus will be prorated from the Effective Date of this Agreement. The annual performance bonus, if earned, will be paid to the Executive by the Corporation in the same manner and payment period generally applicable under the annual incentive plan, but in no event later than two and a half months after the later of (i) the end of the applicable performance period, or (ii) the end of the calendar year in which the performance period ends. Nothing contained in this Section 3.2 will guarantee the Executive any specific amount of incentive compensation, or prevent the Chief Executive Officer from establishing performance goals and compensation targets applicable only to the Executive.
3.3    Sign-on Bonus
The Corporation will pay the Executive in a lump sum, within 30 business days of the Effective Date, a sign-on bonus of $50,000 U.S. If Executive voluntarily terminates employment with the Corporation other than for Good Reason within one year after the Effective Date, Executive shall reimburse the Corporation this $50,000 payment within 30 days of termination. If Executive fails to make this reimbursement payment within 30 days of termination, the Corporation shall withhold the unpaid amount from any amounts otherwise owed to the Executive (but only to the extent those amounts are not considered deferred compensation under Section 409A).
3.4    Equity Compensation

(a)
Subject to the approval of the Board of Directors, the Executive shall be granted a stock option to purchase 200,000 shares of common stock of Patheon at an exercise price per share equal to the market value of the common stock on the date of the grant (the “Option”). Except as otherwise provided in the Amended and Restated Incentive Stock Option Plan (the “ISOP”) or stock option award agreement (together with the ISOP, the “Stock Related Documents”), the Option will (i) vest as to 1/3 of the shares, subject to the Option on each of the first three anniversaries of the date of grant, subject to the Executive's continued employment with the Affiliated Group until the relevant vesting dates, and (ii) have a seven year term. The Option will be subject to the terms, definitions and provisions of the applicable Stock Related Documents.

(b)
During the Executive's employment, at the discretion of the Board of Directors or its delegate, the Executive also shall be eligible to receive additional stock options and other long-term incentives under the ISOP or any similar plan adopted by Patheon from time to time.

(c)
Upon the occurrence of a Change in Control, any stock options to purchase shares of the common stock of Patheon then held by the Executive shall, to the extent not otherwise provided in the applicable Stock Related Documents, become immediately vested and exercisable and shall remain exercisable for the remaining term of such stock option (which remaining term shall be determined without regard to the Executive's termination of employment).

(d)	The Executive will be required to comply with the terms of any share ownership guidelines applicable to senior executives of Patheon generally, as amended from time to time.

3.5    Retirement Benefits

Executive will be entitled to participate in the 401(k) retirement plan and any other qualified or nonqualified deferred compensation and retirement plans maintained by the Corporation applicable to senior executives of the Corporation generally, in each case as amended from time to time.
3.6    Other Benefit Plans
During the Executive's employment, the Executive also shall be entitled to participate in all welfare, perquisites, fringe benefit, and other benefit plans, practices, policies and programs, as may be in effect from time to time, for U.S. resident-based senior executives of Patheon generally.
The Corporation shall also pay the Executive, in regular semi-monthly installments, an allowance of $1,200 US per month for car related expenses.
In addition, beginning with calendar year 2009, the Corporation shall pay for an annual club membership of the Executive's choice up to $2,000 per annum. This club membership payment shall be made in cash to the Executive in January of each year once documentation of the expenditure or invoice has been provided to Patheon.
3.7    Expenses

The Executive shall be reimbursed for all reasonable travel and other out-of-pocket expenses actually and properly incurred by the Executive during the Executive's employment in connection with carrying out his duties hereunder in accordance with the Corporation's policies, as may be in effect from time to time, for its senior executives generally.
3.8    Vacation

During the Executive's employment, the Executive shall be entitled to four (4) weeks paid vacation in addition to four (4) floating holidays annually in accordance with the Corporation's policies, as may be in effect from time to time, for its senior executives generally.
ARTICLE 4
TERMINATION OF EMPLOYMENT

4.1    Death or Disability

The Executive's employment shall terminate automatically upon the Executive's death. If the Corporation determines in good faith that the Disability (as defined below) of the Executive has occurred during the Executive's employment, it may give to the Executive written notice in accordance with Section 7.4 of this Agreement of its intention to terminate the Executive's employment; provided that such notice is provided no later than 150 days following the Executive's first day of Disability. In such event, the Executive's employment shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the

Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, “Disability” shall mean the failure of the Executive to perform his duties under this Agreement for at least 90 consecutive business days as a result of any medically determinable physical or mental impairment. The determination of Disability shall be made by a physician selected by the Corporation or its insurers and reasonably acceptable to the Executive or the Executive's legal representative.
4.2    Cause

The Executive's employment with the Corporation may be terminated with or without Cause.
4.3    Good Reason

The Executive's employment with the Corporation may be terminated by the Executive with or without Good Reason.

4.4    Notice of Termination

Any termination by the Corporation for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party in accordance with Section 7.4. For purposes of this Agreement, a “Notice of Termination” means a written notice which (a) indicates the specific termination provision in this Agreement relied upon, (b) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (c) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 days after the giving of such notice). The failure by the Corporation or the Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of the Corporation or the Executive, respectively, hereunder or preclude the Corporation or the Executive, respectively, from asserting such fact or circumstance in enforcing the Corporation's or the Executive's rights hereunder.
4.5    Date of Termination

“Date of Termination” means (a) if the Executive's employment is terminated by the Corporation for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (b) if the Executive's employment is terminated by the Corporation other than for Cause or Disability, the Date of Termination shall be the date on which the Corporation notifies the Executive of such termination and (c) if the Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be. The Corporation and the Executive shall take all steps necessary (including with regard to any post-termination services by the Executive) to ensure that any termination described in this Section 4.5 constitutes a “separation from service” within the meaning of Section 409A of the Code, and the date on which such separation from service takes place shall be the “Date of Termination.”

4.6    Resignation from All Positions

Notwithstanding any other provision of this Agreement, upon the termination of the Executive's employment for any reason, unless otherwise requested by the Board of Directors, the Executive shall immediately resign as of the Date of Termination from all positions that he holds or has ever held with the Affiliated Group (and with any other entities with respect to which the Affiliated Group has requested the Executive to perform services). The Executive hereby agrees to execute any and all documentation to effectuate such resignations upon request by the Corporation, but he shall be treated for all purposes as having so resigned upon termination of his employment, regardless of when or whether he executes any such documentation.

ARTICLE 5
OBLIGATIONS OF CORPORATION UPON TERMINATION

5.1    Good Reason; Other than for Cause

If the Corporation shall terminate the Executive's employment other than for Cause, or if the Executive shall terminate the Executive's employment for Good Reason:

(a)
The Corporation shall pay, or cause to be paid, to the Executive in a lump sum in cash the sum of: (i) the Executive's Annual Base Salary through the Date of Termination, and (ii) any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (i) and (ii) shall be hereinafter referred to as the “Accrued Obligations”). The Accrued Obligations shall be paid within 30 days after the Date of Termination.

(b)
The Corporation shall pay, or cause to be paid, to the Executive in a lump sum in cash an amount equal to the Executive's Annual Base salary. Such lump sum payment shall be made within 60 days after the Date of Termination or such later date set forth in section 7.8.

(c)
To the extent not theretofore paid or provided, the Affiliated Group shall pay or provide, or cause to be paid or provided, to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Affiliated Group (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”), in accordance with the terms and normal procedures of each such plan, program, policy or practice or contract or agreement, based on accrued and vested benefits through the Date of Termination.

(d)	The Corporation shall pay, or cause to be paid, to the Executive in a lump sum in cash an amount equal to the Executive's “average annual bonus” (described below). Such payment shall be made within 60 days after the Date of Termination, or such later date set forth in Section 7.8, and shall be in lieu of any annual incentive for the year of termination. For this purpose, average annual bonus means an amount equal to the average of the bonuses earned by the Executive under the Corporation's annual incentive plan for the last two fiscal years prior to the Date of Termination. For purposes of clarity, (i) if the Executive earns a prorated bonus for one or more of the applicable years, the average annual bonus will be calculated using the prorated amount for such year(s), and (ii) if the Executive does not receive a bonus for one or more of the applicable years, the average annual bonus will be calculated using a zero dollar amount for such years).

(e)
If the Date of Termination occurs within twelve months after the occurrence of a Change in Control, then, in lieu of the amounts described in Sections 5.1(b) and (d) above, the Corporation shall pay, or cause to be paid, to the Executive in a lump sum in cash the sum of: (i) the Executive's Annual Base Salary and (ii) the Executive's "target" annual bonus opportunity (as described in Section 3.2). Such lump sum payment shall be made within 60 days after the Date of Termination or such later date set forth in Section 7.8.

If the Executive receives payments and benefits pursuant to this Section 5.1, then the Executive shall not be entitled to any other severance pay or benefits under any severance plan, program or policy of any member of the Affiliated Group, unless otherwise specifically provided therein in a specific reference to this Agreement
5.2    Death or Disability; Cause; Other than for Good Reason

If the Executive's employment is terminated due to death or Disability or for Cause, or if the Executive voluntarily terminates his employment without Good Reason, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive his Accrued Obligations through the Date of Termination and the Other Benefits, in each case to the extent not theretofore paid or provided. Subject to any withholding required by Section 3.3, all Accrued Obligations shall be paid to the Executive in accordance with Section 5.1(a) and the Other benefits shall be paid to the Executive in accordance with Section 5.1 (c).
5.3    Release

Notwithstanding anything contained herein to the contrary, the Corporation shall only be obligated to make the payments under Sections 5.1(b). 5.l(d) and 5.l(e) if: (a) within the 5o-day period after the Date of Termination, the Executive executes a general release, in a form provided by the Corporation, of all current or future claims, known or unknown, against the Affiliated Group, its officers, directors, shareholders, employees and agents arising on or before the date of the release, including but not limited to all claims arising out of the Executive's employment with the Affiliated Group or the termination of such employment, and (b) the Executive does not revoke the release during the seven-day revocation period prescribed by the Age Discrimination in Employment Act of 1967, as amended, or any similar revocation period, if applicable. The Corporation shall be obligated to provide such release to the Executive promptly following the Date of Termination.
ARTICLE 6
RESTRICTIVE COVENANTS

6.1    In General

The Executive acknowledges that in the course of his employment he will become familiar with trade secrets and customer lists of and other confidential information concerning the Affiliated Group and that his services have been of special, unique and extraordinary value to the Affiliated Group.
6.2    Confidentiality Undertaking

The Executive confirms that he is bound by the provisions of the Confidentiality Undertaking covenant set out in Schedule B hereto.
6.3    Non-Solicitation

(a)
During the 12-month period immediately following the Date of Termination, the Executive shall not in any manner, directly or indirectly, solicit, induce or attempt to solicit or induce any employee of any member of the Affiliated Group to quit or abandon his or her employ or to become an officer, agent, employee, partner, director, consultant or independent contractor of the Executive, his affiliates or any other individual or entity.

(b)
During the 12-month period immediately following the Date of Termination, the Executive shall not in any manner, directly or indirectly, solicit, induce or attempt to solicit or induce, any customer, supplier or licensor of any member of the Affiliated Group to cease doing business with any member of the Affiliated Group, or in any way interfere with the relationships between any customer, supplier or licensor of the Affiliated Group.

6.4    Non-Competition

During the 12-month period immediately following the Date of Termination, the Executive shall not in any manner, directly or indirectly, compete with the business of any member of the Affiliated Group by (a) becoming an officer, agent, employee, partner, director, consultant, independent contractor of a Competitor, or (b) acquiring an ownership interest in a Competitor, provided that the Executive may, for investment purposes, own not more than 1% of the outstanding stock of any class of a Competitor that is listed on a recognized stock exchange or traded in the over-the-counter market in Canada or the United States. For purposes of this Agreement, the term “Competitor” means any person or entity that engages in the pharmaceutical development and manufacturing outsourcing business in

Canada, the United States (including the Commonwealth of Puerto Rico), India or Europe. Notwithstanding the foregoing, this Section 6.4 shall not apply if the Executive is terminated by the Corporation other than for Cause.
6.5    Reasonableness and Revision

The Executive agrees and acknowledges that due to the uniqueness of his services and the confidential nature of the information he will possess, the covenants set forth in this Article 6 and Schedule B are reasonable and necessary for the protection of the business interests and goodwill of the Affiliated Group. Moreover, the geographic restriction on competitive activities by the Executive is reasonable, given the global nature of the Affiliated Group's business and the Executive's role in that business. If, at the time of enforcement of this Article and/or Schedule B, a court or other tribunal holds that the restrictions herein are in whole or in part unreasonable under circumstances then existing, the parties agree that the maximum period or scope reasonable under such circumstances will be substituted for the stated period or scope and that the court or other tribunal shall be authorized and directed by the parties to revise the restrictions contained herein to cover the maximum period or scope permitted by law.
6.6    Acknowledgements

The Executive agrees and acknowledges that the promises and obligations made by the Corporation in this Agreement (specifically including, but not limited to, the payments and benefits provided for under Section 5.1(b) and (d) hereof) constitute sufficient consideration for the covenants contained in this Article 6. The Executive further acknowledges that it is not the Affiliated Group's intention to interfere in any way with his employment opportunities, except in such situations where the same conflict with the legitimate business interests of the Affiliated Group. The Executive agrees that he will notify the Corporation in writing if he has, or reasonably should have, any questions regarding the applicability of this Article 6.
6.7    Enforcement

Because the Executive's services are unique and because the Executive has access to Confidential Information and work product, the parties agree that the Affiliated Group will be damaged irreparably in the event any of the provisions of Section 6.2, 6.3 and 6.4 are not performed in accordance with their specific terms or are otherwise breached and that money damages will be an inadequate remedy for any such non-performance or breach. Therefore, anyone or more of the members of the Affiliated Group, or their respective successors and assigns, will be entitled. in addition to other rights and remedies existing in their favor, to an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security). The Executive agrees and acknowledges that he will not assert in any such enforcement action that there is an adequate remedy in damages and that such rights and remedies will be in addition to and not in lieu of any other rights or remedies available to the Affiliated Group at law or in equity.
6.8    Survival

Subject to any limits on applicability contained therein, this Article 6 shall survive and continue in full force in accordance with its terms notwithstanding any expiration or termination of this Agreement.
ARTICLE 7
GENERAL PROVISIONS
7.1    Entire Agreement

This Agreement together with Schedules A and 8 attached hereto when executed by both parties shall constitute the entire agreement pertaining to the Executive's employment and supersedes all prior agreements. understandings, negotiations and discussions, whether written or oral, pertaining to the Executive's employment, and there are no representations, undertakings or agreements of any kind between the parties respecting the subject matter hereof except those contained herein.
7.2    Severability

If any provision of this Agreement is declared void or unenforceable, such provision shall be deemed severed from this Agreement to the extent of the particular circumstances giving rise to such declaration and such provision as it applies to other persons and circumstances and the remaining terms and conditions of this Agreement shall remain in full force and effect.
7.3    Representations

The Executive represents and warrants that (a) he is not a party to any contract, understanding, agreement or policy, whether or not written, with his current employer (or any previous employer) or otherwise, that would be breached by the Executive's entering into, or performing services under, this Agreement and (b) will not knowingly use any trade secret, confidential information, or other intellectual property right of any other party in the performance of his duties hereunder. The Executive will indemnify, defend, and hold each member of the Affiliated Group harmless. from any and all suits and claims arising out of any breach of such restrictive contracts, understandings, agreements or policies.
7.4    Notices

All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Executive:
Eric W. Evans
85 Linwood Circle
Princeton, NJ 08540

If to the Corporation:
Attention:
Roy Wieschkowski
Patheon Pharmaceutical Services Inc.
PO Box 110145
Research Triangle Park, NC 27709-9998
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
7.5    Withholding

The Corporation may withhold from any amounts payable under this Agreement such Federal, state, local, foreign or other taxes as shall be required to be withheld pursuant to any applicable law or regulation.
7.6    Waiver

The Executive's or the Corporation's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Corporation may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
7.7    Successors

(a)
This Agreement is personal to the Executive is not assignable by the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives. This Agreement shall inure to the benefit of and be binding upon the Corporation, the other members of the Affiliated Group, and their respective successors and assigns.

(b)
The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Patheon or the Corporation to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place.

7.8    Compliance with Section 409A of the Code

(a)
It is the Corporation's intent that the payments and benefits provided under this Agreement shall be exempt from the application of, or otherwise comply with, the requirements of Section 409A of the Code (“Section 409A”). Specifically, any taxable benefits or payments provided under this Agreement are intended to be separate payments that qualify for the “short-term deferral” exception to Section

409A to the maximum extent possible, and to the extent they do not so qualify, are intended to qualify for the involuntary separation pay exceptions to Section 409A to the maximum extent possible. This Agreement shall be construed, administered, and governed in a manner that effects such intent, and the Corporation shall not take any action that would be inconsistent with such intent. Without limiting the foregoing, the payments and benefits provided under this Agreement may not be deferred, accelerated, extended, paid out or modified in a manner that would result in the imposition of an additional tax under Section 409A upon the Executive.

(b)
If neither the “short-term deferral” or the involuntary separation pay exceptions to Section 409A described above applies to a benefit, payment or reimbursement under this Agreement, then notwithstanding any provision in this Plan to the contrary, the remaining provisions of this Section 7.8(b) shall apply.

(i)
If the Executive is a “specified employee,” as determined under the Corporation's policy for identifying specified employees on the Date of Termination, then to the extent required in order to comply with Section 409A of the Code, all payments, benefits or reimbursements paid or provided under this Agreement that constitute a “deferral of compensation” within the meaning of Section 409A of the Code, that are provided as a result of a “separation from service” within the meaning of section 409A and that would otherwise be paid or provided during the first six months following such Date of Termination shall be accumulated through and paid or provided (together with interest on the delayed amount at the applicable federal rate under Section 7872(f)(2)(A) of the Code in effect on the Date of Termination) within 30 days after the first business day following the six month anniversary of such Date of Termination (or, if the Executive dies during such six-month period, within 30 days after the Executive's death).

(ii)
To the extent required to comply with Section 409A Code, any reimbursement of expenses pursuant to Section 2.4(b), 2.4(c) or 3.7, that will not be excluded from Executive's income when received is subject to the following requirements: (i) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement. or in-kind benefits to be provided in any other calendar year; (ii) the reimbursement of the eligible expense must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement is not subject to liquidation or exchange for another benefit.

(c)
Although the Corporation shall use its best efforts to avoid the imposition of taxation, interest and penalties under section 409A of the Code, the tax treatment of the benefits provided under this Agreement is not warranted or guaranteed. Neither the Affiliated Group nor its directors. officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by the Executive or other taxpayer as a result of the Agreement. Any reference in this Agreement to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section 409A by the U.S. Department of Treasury or the Internal Revenue Service.

NOW THEREFORE. the parties below have entered into this Agreement as of the date first written above.
PATHEON PHARMACEUTICAL SERVICES INC.
By: Toni T. Sweeney
Title: Vice President, Human Resources, North America

SIGNED, SEALED AND DELIVERED     )
in the presence of             )
)
/s/ Gwynne Kong                ) /s/ Eric W. Evans
Name of Witness:                    ERIC W. EVANS

SCHEDULE A
TO
EMPLOYMENT AGREEMENT WITH
ERIC W. EVANS
PATHEON INC.
POSITION DESCRIPTION

Chief Financial Officer
This position description for the Chief Financial Officer of the Corporation was enacted by the Chief Executive Officer on May 27, 2008.
The Chief Financial Officer of the Corporation will have the following functions and responsibilities:
A.     PLANNING
B.     MANAGEMENT
C.     ETHICS, CULTURE, POLICY & PUBLIC REPRESENTATION

1.	Corporate Culture. Foster a North American corporate culture that promotes the Corporation's core values as reflected in the Corporation's Code of Business Conduct.

2.	Work Climate. Maintain a work climate that is conducive to:

(i)	attracting and retaining a diverse group of top-quality employees at all levels; and

(ii)
motivating these employees to perform their duties with the highest standards of integrity, responsibility and excellence; standards that are essential for the success of a Corporation that provides pharmaceutical product development and manufacturing services worldwide.

May 27, 2008

SCHEDULE B
TO
EMPLOYMENT AGREEMENT WITH
Eric W. Evans

CONFIDENTIALITY UNDERTAKING
In consideration of Eric W. Evans (the “Executive”) accepting an employment agreement between the Executive and Patheon Pharmaceuticals Services Inc. dated July 23. 2008, 2008 (the “Agreement”) to which this Confidentiality Undertaking is attached as Schedule B, the Executive undertakes and covenants with the Affiliated Group (as defined in the Agreement) as follows:
1.    CONFIDENTIAL INFORMATION
1.1    Confidential Information
The Executive acknowledges that all information and facts relating to the business and affairs of the Affiliated Group and its customers, including, without limitation, trade secrets, data, notes, marketing plans, sales patterns, and private corporate and financial information (the Confidential Information”) is confidential and proprietary to the Affiliated Group and a valuable trade secret of the Affiliated Group, disclosure of which could severely damage the economic interests of the Affiliated Group. Confidential Information includes, without limitation, any document, work, instrument or other medium assembled or composed by the Executive which contains Confidential Information.
1.2    Non-Disclosure of Confidential Information
The Executive shall not, either during the term of the Agreement or at any time thereafter, use or disclose, directly or indirectly, any of such Confidential Information to any person outside the Affiliated Group, except where such disclosure is necessary for the proper and bona fide execution of the Executive's duties under the Agreement, without the prior written consent of the Affiliated Group. The Executive's obligation not to use or disclose Confidential Information without prior written consent shall continue to apply after the Executive has ceased to be an employee of the Affiliated Group until such time as the Confidential Information becomes public knowledge through no fault of the Executive. The Affiliated Group will have full right, title and authority to deal in and with the proprietary rights and the Confidential Information notwithstanding any other provision of the Agreement or the termination thereof for any reason whatsoever. The Executive acknowledges and agrees that the restrictions contained in this Article 1 are reasonable in the circumstances in order to protect the business of the Affiliated Group.

1.3     Return of Confidential Information
Confidential Information and the documents, works, instruments or other media containing Confidential Information shall remain the property of the Affiliated Group and be returned to the Affiliated Group upon request or immediately following termination of the Agreement for any reason whatsoever.
2.    INVENTIONS
2.1    Inventions
Subject to Section 2.2, the Executive agrees that all discoveries, improvements, designs, ideas or inventions made or conceived, in whole or in part, by the Executive during the term of the Agreement or within three years following termination of the Agreement for any reason whatsoever (the “Inventions”) shall be the sole property of the Affiliated Group. The Executive shall:

(a)	promptly disclose and describe all such Inventions in writing to the Affiliated Group;

(b)
assign, and the Executive does hereby assign, to the Affiliated Group, without further compensation, all of the Executive's rights, title and interest in and to such Inventions and to all applications for letters of patent, copyrights, industrial design or other forms of protection granted for such Inventions throughout the world;

(c)
deliver promptly to the Affiliated Group, upon request and in the form and manner prescribed by the Affiliated Group (without charge to the Affiliated Group but at the Affiliated Group's expense) the written instruments described in paragraph (b) and perform such acts as deemed necessary by the Affiliated Group to obtain and maintain such instruments and to transfer all rights and title thereto to the Affiliated Group; and

(d)	give all assistance that may be required by the Affiliated Group to enable it to protect or exploit the Inventions in any country of the world.
The Executive does hereby waive in whole any moral rights that the Executive may have in each of the Inventions and any part or parts thereof, including, but not limited to, the right to the integrity of the Inventions, the right to be associated with the Inventions as its author by name or under a pseudonym and the right to remain anonymous.
2.2    Excluded Inventions
The provisions of Section 2.1 shall not apply to Inventions which fulfill all of the following criteria:

(a)	Inventions for which no equipment, supplies, facility or Confidential Information belonging to the Affiliated Group were used; and

(b)	Inventions that do not relate to the business of the Affiliated Group or to the

Affiliated Group's actual or demonstrably anticipated processes, research or development which the Executive had access to or knowledge of; and

(c)	Inventions that do not result from any work performed by the Executive for the Affiliated Group.
3.    GENERAL
This Confidentiality Undertaking shall be governed and construed in accordance with the laws of New York State applicable therein. Nothing herein shall be construed so as to limit any obligations owed by you to the Affiliated Group as a matter of common law. The Executive acknowledges that the business of the Affiliated Group cannot be properly protected from adverse consequences of the Executive's actions other than by the restrictions set forth in this Undertaking and the Agreement. The Affiliated Group, in addition to any other right or relief to which it may be entitled, shall be entitled to an injunction restricting further breaches of this Undertaking or the Agreement. This Confidentiality Undertaking shall survive the termination of the Agreement and the Executive's employment thereunder.
IN WITNESS WHEREOF this Confidentiality Undertaking has been executed by the undersigned on this 31st day of December, 2008.
SIGNED, SEALED AND DELIVERED     )
in the presence of             )
)
/s/ Gwynne Kong                )     /s/ Eric W. Evans
Name of Witness:                    ERIC W. EVANS